Exhibit 99.1

For immediate release

March 21, 2017

AtriCure Names Two New Members to its Board of Directors

MASON, Ohio—March 21, 2017 – AtriCure, Inc.  (Nasdaq: ATRC), a leading innovator in surgical treatments for atrial fibrillation (Afib) and left atrial appendage management, today announced that Regina Groves and B. Kristine Johnson have been appointed to its Board of Directors.  In addition, the company announced that Michael Hooven and Karen Robards, two existing members of the Board of Directors, will not stand for re-election.

Ms. Groves has been the Chief Executive Officer at REVA Medical, Inc. (ASX: RVA), since September of 2015.  Prior to her current position, Ms. Groves served as Vice President and General Manager of the AF Solutions, Cardiac Rhythm and Heart Failure division of Medtronic, a leading global medical technology company. In this position, she successfully developed and executed strategies to re-enter the catheter-based Afib ablation market and achieved the goal to be market leader in paroxysmal, or intermittent, Afib ablation. The role also allowed her to successfully acquire and integrate companies, complete numerous clinical trials, and launch novel products in the United States and worldwide. Prior to this, she was the Vice President of Quality and Regulatory for Medtronic’s Cardiac Rhythm Disease Management (“CRDM”) business from 2006 to 2008 and before that was Vice President and General Manager for Patient Management CRDM at Medtronic from 2002 to 2006.

“I am excited to be a part of AtriCure’s Board and look forward to partnering with management going forward,” said Ms. Groves.  “My interest and experiences in the space, combined with the company’s leading position in the surgical treatment of Afib, is what attracted me to this opportunity.  There is incredible potential as the company builds on its leading position to continue expansion into minimally invasive solutions to address a large and under-served segment of the Afib market.”

Ms. Johnson is currently President of Affinity Capital Management, a venture capital firm that invests primarily in seed and early-stage health care companies in the United States, a position she has held since 2000. In addition to her role at Affinity, Ms. Johnson currently serves on the Boards of Directors of Piper Jaffray (NYSE: PJC), The Spectranetics Corporation (NASDAQ: SPNC), and the University of Minnesota Foundation Investment Advisors, as well as the boards of several private entities. Prior to her role at Affinity, Johnson was employed for 17 years at Medtronic, serving most recently as Senior Vice President and Chief Administrative Officer from 1998 to 1999. Her experience at Medtronic also includes service as President of the Vascular Business and President of the Tachyarrhythmia Management Business, among other roles.

“The opportunity to join the Board of AtriCure is one that I could not pass up,” said Ms. Johnson.  “I am grateful for the opportunity and look forward to applying my experiences to help the company continue to grow.  AtriCure is well positioned to continue its leadership in the surgical ablation space and to grow in new markets by investing in commercial, educational, and clinical initiatives.”

“I am pleased that Reggie and Kris have agreed to join the AtriCure Board of Directors,” said Mike Carrel, President and Chief Executive Officer.  “Their experiences and relationships carry great value, and I am looking forward to working with them.”

Two Board Members not pursuing re-election

The company also announced that two current Board members, Michael Hooven and Karen Robards, will not stand for re-election during the next election cycle.

Mr. Hooven, the founder of the company, has served on the Board of Directors since August of 2002.  In addition to serving on the Board, he was the company’s President and Chief Executive Officer from November 2000 to August 2002, and Chief Technology Officer from August 2002 to December 2006.  Mike will continue in a Board Emeritus position, where he will be involved with the company on a consulting basis focused on helping the company maintain its innovation leadership position.

“Mike’s contributions to AtriCure are far too numerous to mention,” said Mr. Carrel.  “His entrepreneurial and creative spirit has been sustained throughout the company and will continue to play a part in everything we do.  Frankly, everyone who has worked at AtriCure and works here currently has Mike to thank for his vision, perseverance, and passion in driving the company all these years.  I am also excited to continue to have Mike play a part in the company’s future by providing us with continued counsel and guidance on various initiatives.”

Ms. Robards has served on the Board of Directors since November of 2000.  When the company was founded, Ms. Robards was instrumental in securing funding and ensuring adequate capital to serve as a platform for the company’s early stages.  Her background in investment banking as head of healthcare activities at Morgan Stanley and her director roles at BlackRock Mutual Funds and Greenhill and Co. have enabled her to provide valuable board insight.

“I want to thank Karen for her service on the Board since the early days of AtriCure,” said Mr. Carrel.  “She has had an immeasurable impact on the company, from securing some of the earliest funding which allowed the company to pursue its earliest technological innovations, to providing continued guidance as a Board member for the past 16 years.  We are grateful for her dedication to AtriCure and appreciative of her leadership.”

About AtriCure, Inc.

AtriCure, Inc. provides innovative technologies for the treatment of Afib and related conditions. Afib affects more than 33 million people worldwide. Electrophysiologists and cardiothoracic surgeons around the globe use AtriCure technologies for the treatment of Afib and reduction of Afib related complications. AtriCure’s Isolator® Synergy™ Ablation System is the first and only medical device to receive FDA approval for the treatment of persistent Afib. AtriCure’s AtriClip Left Atrial Appendage Exclusion System products are the most widely sold LAA management devices worldwide.   For more information, visit AtriCure.com or follow us on Twitter @AtriCure.

CONTACTS:

Valerie Storch-Willhaus

Media Relations

Director, Corporate Marketing and Communications

(612) 605-3311

vstorch-willhaus@atricure.com

Andy Wade

Investor Relations

Senior Vice President and Chief Financial Officer

(513) 755-4564

awade@AtriCure.com